Exhibit 10.1

Published CUSIP Number: 44746FAD5
AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, SECOND AMENDED AND RESTATED PLEDGE AGREEMENT AND SECOND AMENDED AND RESTATED SECURITY AGREEMENT

dated as of September 27, 2019
among

HURON CONSULTING GROUP INC.,
as Borrower,
CERTAIN SUBSIDIARIES,
as Guarantors,
THE LENDERS PARTY HERETO
and
BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent
JPMORGAN CHASE BANK, N.A.
as Syndication Agent

KEYBANK NATIONAL ASSOCIATION,
PNC BANK, NATIONAL ASSOCIATION,
BANK OF MONTREAL,
FIFTH THIRD BANK,
CITIZENS BANK, N.A., and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

Arranged by:

BOFA SECURITIES, INC.,
and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

1

AMENDMENT NO. 4 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, SECOND AMENDED AND RESTATED PLEDGE AGREEMENT AND SECOND AMENDED AND RESTATED SECURITY AGREEMENT
THIS AMENDMENT NO. 4, dated as of September 27, 2019 (this “Amendment”), of the Credit Agreement, the Pledge Agreement and the Security Agreement is by and among HURON CONSULTING GROUP INC., a Delaware corporation, as Borrower, the Guarantors identified herein, and BANK OF AMERICA, N.A., as Administrative Agent for and on behalf of the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.
W I T N E S S E T H
WHEREAS, a credit facility has been established in favor of the Borrower pursuant to the terms of that certain Second Amended and Restated Credit Agreement dated as of March 31, 2015 (as amended and modified, the “Credit Agreement”) by and among Huron Consulting Group Inc., a Delaware corporation, as Borrower, certain subsidiaries of Huron Consulting Group Inc., as Guarantors, the Lenders identified therein and Bank of America, N.A., as Administrative Agent and Collateral Agent;
WHEREAS, the Borrower has requested amendments of the Credit Agreement, the Pledge Agreement and the Security Agreement, in each case, in certain respects; and
WHEREAS, the Lenders have agreed to the requested amendments on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Amendments of the Credit Agreement. The Credit Agreement is amended and modified as follows:
1.1On the cover page, the reference to “MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Managers” is replaced with a reference to “BOFA SECURITIES, INC. and JPMORGAN CHASE BANK, N.A., as Joint Lead Arrangers and Joint Bookrunners”.
1.2In Section 1.01 (Defined Terms) the following terms are amended or added to read as follows:
“Adjustment” has the meaning provided in Section 3.03(b).
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Amendment No. 4 Effective Date is Six Hundred Million Dollars ($600,000,000).
“Amendment No. 4” means Amendment No. 4, dated as of September 27, 2019, to this Credit Agreement.
“Amendment No. 4 Effective Date” means September 27, 2019.
“Applicable Percentage” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

		Revolving Loans and Term Loan
Pricing Tier	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Letter of Credit Fee	Commitment Fee
5	>3.25:1.0	1.875%	0.875%	1.875%	0.30%
4	> 2.75:1.0 but ≤ 3.25:1.0	1.625%	0.625%	1.625%	0.25%
3	> 2.25:1.0 but ≤ 2.75:1.0	1.375%	0.375%	1.375%	0.15%
2	> 1.75:1.0 but ≤ 2.25:1.0	1.250%	0.250%	1.250%	0.15%
1	≤ 1.75:1.0	1.125%	0.125%	1.125%	0.15%
Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, that, for purposes of determining the Applicable Percentage based on the Consolidated Leverage Ratio as at the end of the fiscal quarter ending September 30, 2019, the Consolidated Leverage Ratio shall be calculated based on the Pro Forma Compliance Certificate, if applicable, delivered to the Administrative Agent immediately following repayment of the Permitted Convertible Indebtedness on October 1, 2019 but with such change in the Consolidated Leverage Ratio still to become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for such period; provided, further, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 7.02(b). The Applicable Percentage in effect from the Amendment No. 4 Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending September 30, 2019 shall be determined based upon Pricing Tier 3. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.10(b).
“Arrangers” means BofA Securities, Inc., and JPMorgan Chase Bank, N.A., in their capacity as joint lead arrangers and joint bookrunners.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Consolidated EBITDA” means, for any period for the Borrower and its Subsidiaries, the sum of (a) Consolidated Net Income, plus, (b) to the extent deducted in determining such Consolidated Net Income and without duplication of any amounts added back in the calculation thereof, (i) Consolidated Interest Expense, plus (ii) Taxes, plus (iii) depreciation and amortization, plus (iv) non-cash stock and equity-based compensation expense, plus (minus) (v) non-cash charges (non-cash gains) resulting from the quarterly valuation of acquisition-related contingent consideration and other contingent assets and liabilities pursuant to Accounting Standards Codification (“ASC”) Topic 805, plus (vi) any reduction in revenue as the result of a fair value adjustment to deferred revenue acquired in an acquisition pursuant to ASC Topic 805, plus (vii) non-cash restructuring charges taken in any period, provided that “Consolidated EBITDA” will be reduced in any subsequent period to the extent that cash payment is made in respect thereof, plus (minus)(viii) non-cash losses (non-cash gains) resulting from mark-to-market adjustments or losses (gains) resulting from early termination in respect of interest rate swap and hedging agreements pursuant to ASC Topic 815, plus (minus) (ix) charges relating to the write-off of capitalized costs and expenses or other non-cash losses (gains) relating to the existing senior credit facility on its amendment and restatement, without duplication for any such amounts included in “Consolidated Interest Expense”, plus (minus) (x) any non-cash losses or gains recorded in connection with the settlement, extinguishment or conversion of the Permitted Convertible Indebtedness, without duplication for any such amounts included in “Consolidated Interest Expense” plus (xi) reasonable costs and expenses relating to acquisitions and financing transactions (other than those relating to the existing senior credit facility), or amortization of such expense previously capitalized, of up to $10 million in any such period, plus (xii) any cumulative effect adjustment relating to the adoption of ASC Topic 606, plus (minus) (xiii) any non-cash loss (gain) resulting from the sale of a business, and plus (xiv) other non-recurring non-cash charges that do not involve cash payments in future periods as may be approved by the Administrative Agent. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination. For purposes of determining the Consolidated Leverage Ratio (including for purposes of determining the applicable pricing level for the Applicable Percentage and for compliance with the maximum Consolidated Leverage Ratio financial covenant), but only for such purposes, Consolidated EBITDA will be made on a Pro Forma Basis.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Eurodollar Base Rate” means:
(a)for any Interest Period with respect to a Eurodollar Rate Loan:
(i)in the case of Eurodollar Rate Loan denominated in a LIBOR Quoted Currency, the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time), two London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(ii)in the case of any other Eurodollar Rate Loan denominated in a Non-LIBOR Quoted Currency, the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06 (a).
(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m. (London time) determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day;
provided that if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letters” means those separate letter agreements, by and between the Borrower, on the one hand, and (i) Bank of America and BofA Securities, Inc., dated September 4, 2019, and (ii) any other Arranger prior to the Amendment No. 4 Effective Date, if applicable.
“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender with Revolving Commitments, the commitment of such Lender to purchase participation interests in L/C Obligations. The amount of the L/C Issuer’s Letter of Credit Commitment as of the Amendment No. 4 Effective Date is set forth on part (b) of Schedule 2.01.
“Leverage Increase Period” has the meaning provided in Section 8.11(b).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).
“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) (i) with respect to any Qualified Acquisition, the Consolidated Leverage Ratio is not greater than 3.75 to 1.0 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to such Qualified Acquisition on a Pro Forma Basis or (ii) with respect to any other such Acquisition, the Consolidated Leverage Ratio is not greater than 3.50 to 1.0 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis, (e) in the case of any Acquisition, or series of related Acquisitions, with Acquisition Consideration in excess of $30 million the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Loan Parties will be in compliance with the financial covenants set forth in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), and (g) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly‑owned by such Loan Party newly formed for the sole purpose of effecting such transaction.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.23.
“Qualified Acquisition” means a Permitted Acquisition (or series of related Permitted Acquisitions consummated in any six (6)-month period) for which the Acquisition Consideration is at least $50,000,000; provided that for any Permitted Acquisition or series of Permitted Acquisitions to qualify as a “Qualified Acquisition,” the Administrative Agent shall have received, prior to, or concurrently with, the consummation of such Permitted Acquisition or series of Permitted Acquisitions, a certificate from a Responsible Officer certifying that such Permitted Acquisition or series of Permitted Acquisitions meet the criteria set forth in this definition and notifying the Administrative Agent that the Company has elected to treat such Permitted Acquisition or series of Permitted Acquisitions as a “Qualified Acquisition”.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement.
“Revolving Commitment Percentage” means, for each Lender with Revolving Commitments, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is Aggregate Revolving Committed Amount. The initial Revolving Commitment Percentages are set forth on part (a) of Schedule 2.01.
“Revolving Committed Amount” means, for each Revolving Lender, the amount of such Lender’s Revolving Commitment. The initial Revolving Committed Amounts are set out in part (a) of Schedule 2.01.
“Revolving Termination Date” means September 27, 2024.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.
“SOFR-Based Rate” means SOFR or Term SOFR.
“Supported QFC” has the meaning specified in Section 11.23.
“Swing Line Commitment” means, as to any Lender (a) the amount set forth opposite such Lender’s name on part (c) of Schedule 2.01 hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swing Line Commitment after the Amendment No. 4 Effective Date, the amount set forth for such Lender as its Swing Line Commitment in the Register maintained by the Administrative Agent pursuant to Section 11.06(c).
“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.23.
1.3In Section 1.01 the term “MLPF&S” is deleted in its entirety.

1.4Section 1.02 is amended by adding a new clause (d) to read as follows:
(d)    Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.5Section 1.09 is amended by adding a new clause (c) to read as follows:
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the benchmark interest rates in the definition of “Eurodollar Base Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rates (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing or of any LIBOR Successor Rate Conforming Changes.
1.6Clause (i) of Section 2.01(a) is amended to read as follows:
(i) Total Revolving Outstandings shall not exceed SIX HUNDRED MILLION DOLLARS ($600,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”), and;
1.7Clause (i) of Section 2.01(c) is amended to read as follows:
(i)    the aggregate amount of all such increases during the term of this Agreement after the Amendment No. 4 Effective Date shall not exceed $150,000,000;
1.8Clause (a) of Section 2.08 is amended by adding the following sentence at the end of such section:
To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.
1.9Section 3.03 is amended to read as follows:
(a)    If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) either the Administrative Agent or the Required Lenders determine in good faith that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan which is based on the Eurodollar Base Rate and (2) the circumstances described in Section 3.03(b)(i) do not apply, or (ii) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and

(y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders, which instruction shall be given by the Required Lenders, as soon as the circumstances described in this Section 3.03 no longer exist) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, in the case of a pending request for a Eurodollar Rate Loan or conversion or continuation in an Alternative Currency as to which the Administrative Agent has made the determination described in clause (i) of the first sentence of this subsection (a), the Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurodollar Rate Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this subsection (a), (y) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but without limiting Section 3.01(a) above, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that: (i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans in the applicable currency, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or (iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with (x) with respect to U.S. Dollar loans, one or more SOFR-Based Rates or (y) another alternate benchmark rate, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all

Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
If no LIBOR Successor Rate has been determined and the circumstances under clause (i) of this subsection (b) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (A) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (B) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (B)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
1.10Clause (d) of Section 6.12 is amended to read as follows:
(d)    the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.
1.11A new Section 6.25 is added to read as follows:
6.25    Covered Entities. No Loan Party is a Covered Entity.
1.12A new Section 6.26 is added to read as follows:
6.26    Beneficial Ownership Certification. As of the Amendment No. 4 Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
1.13In Section 7.02, the word “and” at the end of clause (f) is deleted, clause (g) is amended to become clause (i) and new clauses (g) and (h) are added between clause (f) and the new clause (i) to read as follows:
(g)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(h)    to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Borrower that would result in a change to the list of beneficial owners identified in such certification; and
1.14In Section 8.06, the word “and” at the end of clause (b) is deleted and clause (d) is amended to read as follows:
(d)    the Borrower may declare and make other Restricted Payments; provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis and (ii) if the Consolidated Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Restricted Payment) is greater than 3.25:1.0, the aggregate amount of all Restricted Payments made in any calendar year pursuant to this Section 8.06(d) shall not exceed $25,000,000.
1.15Clause (b) of Section 8.11 is amended to read as follows:
(b)    Consolidated Leverage Ratio. As of the end of any fiscal quarter, the Consolidated Leverage Ratio will be not greater than 3.75:1.0; provided that upon the occurrence of a Qualified Acquisition, for each of the four (4) fiscal quarters immediately following such Qualified Acquisition (including the fiscal quarter in which such Qualified Acquisition was consummated) (such period of increase, the “Leverage Increase Period”), the ratio set forth above shall be increased to 4.00:1.0; provided, further, that, (i) for at least two (2) fiscal quarters immediately following each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarter shall not be greater than 3.75:1.0 prior to giving effect to another Leverage Increase Period pursuant to the immediately preceding proviso, (ii) there shall be no more than two (2) Leverage Increase Periods during the term of this Agreement, and (iii) the Leverage Increase Period shall only apply with respect to the calculation of the Consolidated Leverage Ratio for purposes of determining compliance with this Section 8.11(b).
1.16Section 10.12 is amended to read as follows:
10.12    Lender Representations regarding ERISA.
(a)    Each Lender (i) represents and warrants, as of the Amendment No. 3 Effective Date (or, with respect to any Person that becomes a Lender after the Amendment No. 3 Effective Date, as of the date such Person becomes a Lender party to this Credit Agreement), and (ii) covenants, from the Amendment No. 3 Effective Date (or, with respect to any Person that becomes a Lender after the Amendment No. 3 Effective Date, from the date such Person becomes a Lender party to this Credit Agreement) to the date such Person ceases being a Lender party to this Credit Agreement, in each case, for the benefit of each Agent, each arranger, and their respective Affiliates, and not, for each avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Credit Agreement; (B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C)(1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14, and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless subclause (A) in the immediately preceding clause (a) is true with respect to a Lender, or such Lender has not provided another representation, warranty and covenant as provided in subclause (D) in the immediately preceding clause (a), such Lender further (i) represents and warrants, as of the Amendment No. 3 Effective Date (or, with respect to any Person that becomes a Lender after the Amendment No. 3 Effective Date, as of the date such Person becomes a Lender party to this Credit Agreement), and (ii) covenants, from the Amendment No. 3 Effective Date (or, with respect to any Person that becomes a Lender after the Amendment No. 3 Effective Date, from the date such Person becomes a Lender party to this Credit Agreement) to the date such Person ceases being a Lender party to this Credit Agreement, in each case, for the benefit of, each Agent, each arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that: (A) none of any Agent, any arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto).
1.17A new Section 11.23 is added to read as follows:
11.23    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
1.18Schedule 2.01 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 2.01 attached hereto.
1.19Exhibit 7.02(b) to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit 7.02(b) attached hereto.

Section 2.Amendments of the Pledge Agreement. Section 16 is amended to read as follows:
16.    Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL; Acknowledgment Regarding any Supported QFCs. The terms of Sections 11.14, 11.15 and 11.23 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue, waiver of jury trial and acknowledgment regarding any Supported QFCs are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
Section 3.Amendments of the Security Agreement. Section 16 is amended to read as follows:
16.    Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL; Acknowledgment Regarding any Supported QFCs. The terms of Sections 11.14, 11.15 and 11.23 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue, waiver of jury trial and acknowledgment regarding any Supported QFCs are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.
Section 4.Representations and Warranties, No Default. Each of the Loan Parties hereby represents and warrants that as of the effective date of this Amendment, (i) no Default or Event of Default exists and is continuing, and (ii) all representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date.
Section 5.Assignment and Reallocation of Interests.
5.1    Assignment of Interests by Exiting Lenders. For agreed consideration, each of the Lenders identified as an Exiting Lender on the signature pages hereto (the “Exiting Lenders”) hereby irrevocably sells and assigns to the other Lenders on the signature pages hereto (the “Remaining Lenders”), and each of the Remaining Lenders hereby irrevocably purchases and assumes from the Exiting Lenders, subject to and in accordance with the Standard Terms and Conditions for Assignments, as of the Amendment No. 4 Effective Date (i) all of the Exiting Lenders’ rights and obligations in their capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto at par and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Exiting Lenders (in their capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Exiting Lenders, as assignors, to the Remaining Lenders, as assignees, pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interests”). The sales and assignments hereby are made without recourse to the Exiting Lenders and, except as expressly provided herein (including the Standard Terms and Conditions for Assignments), without representation or warranty by the Exiting Lenders.
5.2    Purchase of Interests by Remaining Lenders. Each of the Remaining Lenders hereby (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (ii) that it is an existing Lender under Credit Agreement and, consequently, an Eligible Assignee, (iii)  it is bound by the provisions of the Credit Agreement as a Lender thereunder and has the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment on the basis of which it has made such analysis and decision independently and without reliance on the Exiting Lender, the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, it has delivered all such documentation required to be delivered by it pursuant to the terms of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance on the Exiting Lenders, the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
5.3    Reallocation of Interests among Remaining Lenders. The interests of the Remaining Lenders in loans and commitments of the Credit Agreement are reallocated among such Lenders as provided in Schedule 2.01, as revised and attached hereto.
5.4    Assignment of Interests to Give Effect to Reallocation. The Remaining Lenders shall purchase and sell assignment interests in the loans and commitments under the Credit Agreement to give effect to the reallocation of loans and commitments as provided herein and reflected on Schedule 2.01, as revised and attached hereto.
Section 6.Effectiveness. This Amendment shall become effective on the date that all of the following conditions shall have been satisfied:
6.1    Consents. The Administrative Agent shall have received (a) signed consents to this Amendment from the Lenders (including the Exiting Lenders), and (b) executed signature pages hereto from each Loan Party.
6.2    Legal Opinions. The Administrative Agent shall have received a favorable legal opinion from Barnes & Thornburg, LLP, counsel to the Loan Parties, covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent.
6.3    Closing Certificates. The Administrative Agent shall have received from the Loan Parties the following:
(i)copies of the Organization Documents of each Loan Party certified to be true and complete by the appropriate Governmental Authority of the jurisdiction of its organization or incorporation (or, as to any such Organization Documents that have not been amended, modified or terminated since such Organization Documents were most recently certified to the Administrative Agent, certified that such Organization Documents have not been amended, modified or terminated since such date and remain in full force and effect, and true and complete, in the form previously delivered to the Administrative Agent on such date) and certified by a Responsible Officer of such Loan Party;
(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; an
(iii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing in the jurisdiction of its incorporation or organization.
6.4    KYC Information; Beneficial Ownership. Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Administrative Agent and each Lender, to the extent requested by the Administrative Agent and such Lender, a Beneficial Ownership Certification in relation to the Borrower.
6.5    Fees and Expenses. The Administrative Agent shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel), on or before the date hereof.
Section 7.Guarantor Acknowledgment. Each Guarantor acknowledges and consents to all of the terms and conditions of this Amendment, affirms its Guaranteed Obligations under and in respect of the Loan Documents and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any Guarantor’s obligations under the Loan Documents, except as expressly set forth therein.
Section 8.Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.
Section 9.Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.
Section 10.Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen PLLC.
Section 11.Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
Section 12.Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent, the Swing Line Lender or the L/C Issuer, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Collateral Documents. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the effective date hereof, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.
[Signature pages follow]
AMENDMENT NO. 4
HURON CONSULTING GROUP INC.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	HURON CONSULTING GROUP INC., a Delaware corporation By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
GUARANTORS:	HURON CONSULTING GROUP HOLDINGS LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
HURON CONSULTING SERVICES LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer

HURON MANAGEMENT SERVICES LLC,
formerly known as WELLSPRING MANAGEMENT SERVICES LLC, a Delaware limited liability company
By:       /s/ JOHN D. KELLY
Name: John D. Kelly
Title: Executive Vice President, Chief Financial Officer and Treasurer

HURON DEMAND LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
HURON TECHNOLOGIES INC., a Delaware corporation By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer

STUDER HOLDINGS, INC., a Delaware corporation By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
THE STUDER GROUP, L.L.C., a Florida limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
INNOSIGHT HOLDINGS, LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
INNOSIGHT INTERNATIONAL, LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
INNOSIGHT CONSULTING, LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
HURON AVIATION ONE LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
HURON AVIATION TWO LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer
HURON MANAGED SERVICES LLC, a Delaware limited liability company By: /s/ JOHN D. KELLY Name: John D. Kelly Title: Executive Vice President, Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent By: /s/ KYLE D HARDING Name: Kyle D Harding Title: AVP

EXITING LENDERS:	NORTHBROOK BANK & TRUST COMPANY By: /s/ NATHAN MARGOL Name: Nathan Margol Title: EVP
CIBC BANK USA as an Exiting Lender By: /s/ JAKE GOLDSTEIN Name: Jake Goldstein Title: Managing Director

Schedule 2.01

Part (a):
Lenders and Commitments

Lender	Revolving Commitment	Revolving Commitment Percentages
Bank of America, N.A.	$120,000,000.00	20.000000000%
JPMorgan Chase Bank, N.A.	$90,000,000.00	15.000000000%
KeyBank National Association	$51,000,000.00	8.500000000%
PNC Bank, National Association	$51,000,000.00	8.500000000%
Bank of Montreal	$51,000,000.00	8.500000000%
Fifth Third Bank	$51,000,000.00	8.500000000%
Citizens Bank, N.A.	$51,000,000.00	8.500000000%
U.S. Bank National Association	$51,000,000.00	8.500000000%
BBVA USA, f/k/a Compass Bank	$34,000,000.00	5.666666666%
The Northern Trust Company	$25,000,000.00	4.166666667%
Associated Bank, National Association	$25,000,000.00	4.166666667%
Total	$600,000,000.00	100.000000000%

Part (b):
L/C Commitments

Lender	L/C Commitment
Bank of America, N.A.	$20,000,000.00
Total	$20,000,000.00

Part (c):

Swing Line Commitments

Lender	Revolving Commitment
Bank of America, N.A.	$15,000,000.00
Total	$15,000,000.00